EX-21.1 12 exhibit211-sx1a2.htm EX-21.1 Exhibit 21.1 Subsidiaries of Silvaco Group, Inc. Subsidiary Jurisdiction Silvaco, Inc. USA Silvaco Brasil Servicos De Tecnologia LTDA Brazil Silvaco China Co, Ltd China Silvaco Data Systems Korea, Ltd Korea Silvaco Denmark ApS Denmark Silvaco Europe, Ltd UK Silvaco GmbH Germany Silvaco Hong Kong Co. Ltd Hong Kong Silvaco India PVT, Ltd India Silvaco Japan Co, Ltd Japan Silvaco SA France Silvaco Singapore PTE, Ltd Singapore Silvaco Taiwan Co, Ltd Taiwan Silvaco Ukraine Ukraine